CIB Marine Bancshares, Inc. Announces
Appointment of Willard Bunn III to Its Board of Directors

Waukesha, WI, November 2, 2010 – CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) announced today that Willard Bunn III, has been named to the Company’s Board of Directors.

Mr. Bunn, age 66, was born in Springfield, Illinois and received his education at Princeton and the Darden School of the University of Virginia. His lengthy career in the banking industry began at Chemical Bank in New York before he returned to Springfield in 1978 to serve as Executive Vice President, and eventually Chairman and Chief Executive Officer, of a local bank that merged with Banc One Corporation. Following the merger, Mr. Bunn was appointed Chairman and Chief Executive Officer of Banc One Illinois Corporation, a position which he held until 1994. Mr. Bunn went on to serve in various management positions with The Chicago Corporation (later ABN AMRO) and William Blair & Co. He currently serves as the Chairman of the Board of Directors of EB Financial, a bank holding company based in Lake Forest, Illinois.

“We are fortunate to fill the vacancy on our Board of Directors with someone with Willard Bunn’s experience, business credentials and integrity,” said John Hickey, Jr., CIB Marine’s Chairman and Chief Executive Officer. “Mr. Bunn has many years of community banking experience, and is familiar with and understands the interest of our shareholders and customers.”

Mr. Bunn responded, “I’m excited to work with the management team at CIB Marine Bancshares and to assist the company in the communities it serves, particularly central Illinois where I lived and worked for many years.”

CIB Marine Bancshares, Inc. is a bank holding company based in Waukesha, Wisconsin, that operates 17 banking offices in Arizona, Illinois, Indiana and Wisconsin.

Contact:

John P. Hickey, Jr.

Chairman & CEO

(262) 695-6000

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2009 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.
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